     EXHIBIT 10.4

EMPLOYMENT AGREEMENT

     This AGREEMENT is made and entered into as of the [        ] day of [         ], 2004, by and between GRAND TOYS INTERNATIONAL LIMITED, a limited company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China having its registered office at Room UG202, Floor UG2, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong (“Grand”), and DAVID J. FREMED, a citizen of the United States of America residing at 849 Longview Avenue, North Woodmere, NY 11581 (“Fremed”).

     WHEREAS, Grand, through its wholly-owned subsidiaries, is engaged in the business of designing, developing, producing, marketing, distributing, importing and selling toys and toy-related products (the “Business”).

     WHEREAS, Grand is desirous of employing Fremed as its chief financial officer, and Fremed is willing to serve Grand in such capacity, all upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment

     Grand agrees to employ Fremed, and Fremed agrees to be employed by Grand, at the location specified in the last sentence of Section 4(d), upon the terms and subject to the conditions of this Agreement.

     2. Term

     The term of this Agreement shall be for a period of three (3) years commencing on the date hereof and ending on the date of Grand’s annual general meeting in 2007 unless sooner terminated as hereinafter provided (the “Term”).

     3. Duties; Efforts; Indemnification.

     (a) During the term of this Agreement, Fremed shall serve as Executive Vice President and Chief Financial Officer of Grand, reporting directly to the Chief Executive Officer. He shall be responsible for the management of Grand’s financial affairs, including without limitation the preparation of financial statements and compliance with applicable securities laws and regulations, as well as such other duties as are commensurate with such position. He shall also perform such executive duties as may be assigned to him from time to time by the Board of Directors of Grand (the “Board”) or the Chief Executive Officer so long as such duties are not inconsistent with his position as Chief Financial Officer of a company of comparable size.

     (b) Fremed shall devote all of his business time, attention and energies, on a full time and exclusive basis, to the business and affairs of Grand, shall use his best efforts to advance the best interests of Grand, and shall not during the Term be engaged in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage, without Board consent; provided, however, that, it shall not be a violation of this Agreement for Fremed to (i) serve on corporate, civic or charitable boards or committees or (ii) manage passive personal investments, in either case so long as any such activities do not interfere with the performance of his responsibilities as an employee of Grand in accordance with this Agreement.

     (c) Subject to and in accordance with the provisions of the Memorandum and Articles of Association of Grand, Grand shall indemnify Fremed to the fullest extent permitted by applicable law for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by Fremed in connection with any third party action, suit, investigation or proceeding arising out of or relating to the performance by Fremed of services for, or the acting by Fremed as a director, officer or employee of, Grand or of any other person or entity at Grand’s request, and Grand shall advance to Fremed or pay on his behalf such amounts as the directors of Grand determine to be due by reason of such indemnification.

     4. Compensation and Benefits.

     (a) Base Salary. Grand shall pay to Fremed a base salary (the “Base Salary”) at a rate of US$330,000 per annum, payable in accordance with Grand’s payroll practices for its executive employees. The Board will review the Base Salary for possible increase not less than semiannually during the Term with a view to ensuring that it remains commensurate with the time and effort required for the discharge of his responsibilities pursuant to this Agreement.

     (b) Guaranteed Bonus. Fremed shall be entitled to a guaranteed bonus, payable on each of the first, second and third anniversaries of the date hereof, which shall be in an amount equal to forty percent (40%) of the amount of Base Salary he shall have received during the twelve-month period ending on each such anniversary, respectively. His entitlement to each such bonus payment shall be unconditional provided that he remains in the employ of Grand as of the date on which the said payment is due.

     (c) Incentive Compensation. In addition to the amounts of compensation provided for in subsections (a) and (b) hereof, Fremed shall be eligible for the following incentive compensation:

          (i) Stock Options. Grand shall grant to Fremed options to purchase American Depositary Receipts (“ADRs”) representing 300,000 ordinary shares in the capital of Grand at a price per ADR which shall be equivalent to the closing market price thereof on the last day prior to the date of the grant on which securities markets in the United States are open. The options shall be granted within sixty (60) days after the date of this Agreement, shall become vested as to ADRs representing 100,000 shares on each of the first, second and third anniversaries of the such date and shall expire on the fifth anniversary of such date; provided, however, that upon the occurrence of a Change of Control, as defined in Section 11, having the result described in the first sentence of that section, all of such options shall become vested immediately.

          (ii) Discretionary Compensation. Fremed may, at the discretion of the Board, be granted additional stock options, share appreciation rights or bonuses under plans adopted by the Board for the benefit of employees of Grand.

     (d) Out-of-Pocket Expenses. Grand shall promptly pay to Fremed the reasonable expenses incurred by him in the performance of his duties hereunder in accordance with Grand’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Fremed, shall promptly reimburse him for such payment, provided that Fremed provides proper documentation thereof in accordance with Grand’s policy. Without limiting the generality of the foregoing, Grand shall reimburse to Fremed the amount of any costs reasonably incurred by him, pursuant to a budget approved in advance by Grand, to establish a home office from which he may carry our his duties pending the establishment of a permanent Grand facility in New York or New Jersey.

     (e) Participation in Benefit Plans. Fremed shall be entitled to participate in or receive benefits under any pension plan, health and accident plan or any other employee benefit plan or arrangement made available now or in the future by Grand to its North American executives and key management personnel, provided that such plans or arrangements are applicable to employees who are employed less than full-time. Grand will use its commercial best efforts to ensure that the benefits provided are no less advantageous as a whole to Fremed than the benefits he enjoyed at his previous employer, Atari, Inc., a summary of which is set forth in the attachment hereto. Pending the establishment of a benefit plan applicable to all United States employees of Grand and its subsidiaries, Grand shall reimburse to Fremed the cost of obtaining continuation coverage under the Atari, Inc. benefit plans, which are estimated at US$1,040 per month.

     5. Termination.

     Fremed’s employment hereunder shall be terminated upon Fremed’s death or Fremed’s voluntarily leaving the employ of Grand (other than as a result of Grand’s material breach of this Agreement), and may be terminated as follows:

     (a) For Cause. Grand shall have the right to terminate Fremed’s employment for “Cause.” A termination for “Cause” is a termination evidenced by a resolution adopted by the Board finding that Fremed has:

          (i) breached or failed to comply with any of the material terms of this Agreement, including, without limitation, Sections 3, 7, 8 or 10 of this Agreement;

          (ii) failed to perform his duties under this Agreement, including refusing to carry out the reasonable written instructions of the Board or deliberately and intentionally disregarding the lawful instructions from the Board, in either case which instructions are consistent with the responsibilities and duties of Fremed contemplated by this Agreement;

          (iii) engaged in gross negligence or willful misconduct in connection with or arising out of the performance of his duties hereunder, including, without limitation, the misappropriation of funds;

          (iv) been under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties under this Agreement, or while under the influence of drugs or alcohol, engages in grossly inappropriate conduct;

          (v) engaged in behavior that would constitute grounds for liability for sexual harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines, the New York Division of Human Rights and or any other applicable state regulatory body) or, in the reasonable opinion of the Board other egregious conduct violative of laws governing the workplace; or

          (vi) committed any act of fraud, larceny, misappropriation of funds or embezzlement or been convicted of a felony or a crime of moral depravity;

provided, however, that (A) in the case of clauses (i), (ii) and (iii) above, Fremed shall receive thirty (30) days’ advance written notice that the Board intends to meet to consider Fremed’s termination and specifying the actions constituting Cause, Fremed shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Grand shall be conclusively presumed to be done, or omitted to be done, by Fremed in good faith and in the best interests of Grand.

     (a) For Disability. Grand shall have the right to terminate Fremed’s Employment as a result of Fremed’s “Disability.” For purposes of this Agreement, a termination for “Disability” shall occur:

          (i) immediately after the Board has provided a written termination notice to Fremed supported by a written statement from a reputable independent physician selected by Grand to the effect that Fremed shall have become so incapacitated as to be unable to resume, within 90 days, his employment hereunder by reason of physical or mental illness or injury; or

          (ii) upon rendering of a written termination notice by Grand after Fremed has been unable to substantially perform his duties hereunder for 90 consecutive days (exclusive of any vacation permitted under Section 4(e) hereof) or for 180 days in any 360 day period by reason of any physical or mental illness or injury.

Fremed agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician selected by Grand for the purpose of a termination pursuant to Section 5(b)(i).

     6. Effect of Termination.

     (a) Death or Disability. In the event of the termination of Fremed’s employment as a result of his death or Disability, Grand shall:

          (i) pay to Fremed or his estate, as the case may be, the Base Salary plus accrued and unpaid bonus in accordance with Section 4(b) through the date of his death or Disability (pro rated for any partial month); and

          (ii) reimburse Fremed, or his estate, as the case may be, for any expenses pursuant to Section 4(d) (the amounts payable pursuant to the foregoing clauses (i) and (ii) are hereafter referred to as the “Accrued Obligations”).

     (b) For Cause by Grand, by Fremed Voluntarily or upon expiration of the Term. In the event that Fremed’s employment is terminated by Grand for Cause or by Fremed voluntarily or upon expiration of the Term, Grand shall pay to Fremed the Accrued Obligations and Fremed shall have no further entitlement to any other compensation or benefits from Grand, except as set forth herein.

     (c) Other than as a result of Fremed’s death or Disability, or by Grand otherwise than for Cause. In the event that Fremed’s employment is terminated other than by reason of his death or Disability or by Grand otherwise than for Cause, then, subject to receipt of a release of Grand and its directors, officers and employees and their respective successors and assigns of claims of Fremed against them arising out of or by reason of his termination of employment hereunder:

          (i) Grand shall pay to Fremed the Accrued Obligations; and

          (ii) Grand shall continue to pay Fremed the Base Salary plus benefits in accordance with Section 4(e), together with bonus accruing in accordance with Section 4(b) from and after the most recent anniversary of the date hereof, until the earlier of (A) the last day of the Term (as if such termination had not occurred) or (B) the date that shall be six (6) months after the date of such termination. In addition, options granted to Fremed pursuant to Section 4(c) that would have vested during the said continuation period in the absence of such termination shall vest as if such termination had not occurred.

     (d) This Section 6 sets forth the only obligations of Grand with respect to the termination of Fremed’s employment with Grand, and Fremed acknowledges that upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided herein hereof. Any and all Accrued Obligations shall be paid within fifteen (15) days of the termination of Fremed’s employment.

     7. Non-Solicitation; Restriction of Competition; Interference.

     (a) As a significant inducement to Grand to enter into and perform its obligations under this Agreement, during the Term and until the second anniversary of the termination or expiration of the Term or any extension hereof, for any reason, Fremed will not, either directly or indirectly:

          (i) either alone or in association with others, solicit, or permit any person or organizations directly or indirectly to solicit, any individual who at the time of the solicitation is, or who within the six (6) month period prior to such solicitation was, an employee of Grand to leave the employ of Grand or terminate his or her employment relationship with Grand, or hire or attempt to hire or induce, any employee or employees of Grand to terminate their employment with, or otherwise cease their relationship with, Grand;

          (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, vendors or accounts, or prospective clients, customers, vendors or accounts of Grand;

          (iii) directly or indirectly engage any place in the world in any business which develops, manufactures, promotes or distributes products that are competitive with those that are marketed by Grand, or those products which are then under active development by Grand (a “Competing Business”), whether such engagement shall be as a director, officer, employee, stockholder, shareholder, partner, member or other owner, affiliate or other participant in any Competing Business, provided that employment after the Term or any extension thereof by an entity that carries both a Competing Business and one or more other businesses shall not constitute a breach of this clause (iii) if such employment can be shown not to involve participation in such Competing Business;

          (iv) assist others in organizing or engaging in any Competing Business in any capacity or manner described in clause (iii) above;

          (v) induce any client, customer, vendor, agent or other person or entity with whom or which Grand has a business relationship, contractual or otherwise, to terminate or alter such business relationship;

          (vi) take any action reasonably likely to cause injury to the relationship between Grand or any of its respective employees and any client, lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of Grand or any of its affiliates as such relationship relates to Grand or its affiliates’ conduct of their business.

     (b) The geographic scope of this Section 7 shall extend to anywhere Grand is doing business at the time of termination or expiration.

     8. Protection of Confidential Information.

     (a) As a significant inducement to Grand to enter into and perform its obligations under this Agreement, Fremed acknowledges that he has been and will be provided with information about, and his employment by Grand will, throughout the Term, bring him into close contact with, many confidential affairs of Grand, including, without limitation, books, records, business plans, proprietary information about the Business, costs, profits, markets, sales, customers, advertisers, vendors, suppliers, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public (the “Confidential Information”), all of which are highly confidential and proprietary and all of which were developed by Grand at great effort and expense. Fremed further acknowledges that the services to be performed by him under this Agreement are of a special unique, unusual, extraordinary and intellectual character and that the nature of the relationship of Fremed with Grand is such that Fremed is capable of competing with Grand. In recognition of the foregoing, Fremed covenants and agrees during the Term and thereafter he will:

          (i) keep secret all Confidential Information and not disclose such Confidential Information to anyone outside of Grand, either during or after the Term, except with Grand’s prior written consent;

          (ii) not make use of any Confidential Information for his own purposes or the benefit of anyone other than Grand, provided that the confidential matters referred to in clauses (i) and (ii) of this Section 7 shall not apply to information which is generally known to the public other than as a result of Fremed’s breach of this Section 7;

          (iii) deliver promptly to Grand on termination of this Agreement, or at any time Grand may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the Business which he may then possess or have under his control, except that he may retain personal notes, notebooks, journals and diaries provided that such materials do not contain Confidential Information; and

          (iv) not disparage Grand, any affiliate of Grand, any director, officer, employee or shareholder of Grand, or any affiliate of any such director, officer, employee or shareholder of Grand by making (or causing others to make) any oral or written statements or representations that could reasonably be construed to be a false and misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning any of the aforementioned persons.

     9. Specific Remedies; Severability.

     (a) For the purposes of Sections 7 and 8 of this Agreement, references to Grand shall include all current and future majority-owned subsidiaries of Grand and all current and future joint ventures in which Grand may from time to time be involved. It is understood by Fremed and Grand that the covenants contained in this Section 9 and in Sections 7 and 8 hereof are essential elements of this Agreement and that, but for the agreement of Fremed to comply with such covenants, Grand would not have agreed to enter into this Agreement or consummate the Transaction. Grand and Fremed have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by Grand and all interests of Grand and its stockholders. Fremed agrees that the covenants of Sections 7 and 8 are reasonable and valid. If Fremed commits a breach of any of the provisions of Sections 7 and 8 hereof, such breach shall be deemed to be grounds for termination for Cause. In addition, notwithstanding the provisions of Sections 7 and 8, Fremed acknowledges that Grand may have no adequate remedy at law if he violates any of the terms hereof. Fremed therefore understands and agrees that Grand shall have without prejudice as to any other remedies:

          (i) the right upon application to any court of proper jurisdiction to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief; and

          (ii) the right apply to any court of proper jurisdiction, to require Fremed to account for and pay over all compensation, profits, monies, accruals, increments and other benefits (collectively the “Benefits”) derived or received by Fremed as a result of any transaction constituting a breach of any of the provisions of Sections 7 or 8, and, if a court so orders, Fremed hereby agrees to account for and pay over such Benefits to Grand.

     (b) Each of the rights enumerated in Sections 7 or 8 hereof and the remedies enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Grand at law or in equity. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Grand’s right to the relief provided in Section 9(a) or otherwise in the court of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

     10. Other Agreements.

     Fremed hereby represents that he is not bound by the terms of any agreement with any previous employer, or with any other party, that would impair his right or ability to enter the employ of Grand or perform fully his obligations pursuant to this Agreement. Fremed further represents and warrants that his performance of all the terms of this Agreement and as an executive of Grand does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with Grand.

11. Change of Control

     In the event that, as a result of any Change in Control of Grand, Fremed ceases to act in the capacity of Chief Financial Officer of Grand in accordance with the provisions of this Agreement for any reason other than termination for Cause, he shall be entitled to the same compensation and benefits as if his employment had been terminated by Grand without Cause, as provided in Section 6(c). For purposes hereof, a “Change of Control” of Grand shall mean any sale, transfer, pledge or other encumbrance of shares, or the issuance of shares, or any other transaction or event including, without limitation, merger or consolidation, as a result of which

Cornerstone Overseas Investments, Limited, either alone or with its affiliates, shall cease to have control of Grand, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors of Grand without the consent or acquiescence of any third party.

     12. Notices

     Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) upon delivery, if delivered by hand and followed by notice by mail or facsimile transmission, or electronic mail, (ii) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (iii) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission,

     If to Grand:

Grand Toy International Limited
Room UG202, Floor UG2
Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Attention: Managing Director
Facsimile No.: (852) 2520 5515

     with copies to:

Katten Muchin Zavis Rosenman
1251 Avenue of the Americas, 29th Floor
New York, NY 10020
Attention: Paul J. Pollock, Esq.
Fax: (212) 894-5511

     and

Dorsey & Whitney
One Pacific Place, Suite 3008
88 Queensway
Hong Kong
Attention: Steven C. Nelson, Esq.
Facsimile No.: (852) 2524-3000

     If to Fremed:

Mr. David J. Fremed
849 Longview Avenue
North Woodmere, NY 11581
USA
Facsimile No.:

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other.

     13. Entire Agreement

     This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     14. Amendment

     This Agreement may be amended or modified only by a written instrument executed by Grand and Fremed.

     15. Governing Law

     This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws therein contained under which any other body of law would be made applicable. If and to the extent that Fremed should, pursuant to the mandatory laws of any other jurisdiction, acquire by reason of the employment relationship created hereunder any rights other than those contemplated by this Agreement, he expressly waives any and all such rights.

     16. Successors and Assigns

     This Agreement is personal to Fremed and without the prior written consent of Grand shall not be assignable by Fremed otherwise than by will or the laws of descent and distribution with respect to Fremed’s rights, if any, to be paid or receive benefits hereunder. This Agreement shall inure to the benefit of and be enforceable by Fremed’s legal representatives.

     17. Headings

     The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

     18. Further Assurances

     The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

     19. Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     20. Modifications and Waivers

     No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of Grand and is agreed to in writing and signed by Fremed. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     21. Entire Agreement

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto.

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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties or their duly authorized officers as of the date first written above.

GRAND TOYS INTERNATIONAL LIMITED

By:

David J. Fremed